UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Report): February 15, 2008

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(Address of principal executive offices) (Zip Code)

(954) 728-9090

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 1.01	Entry of a Material Definitive Agreement.

Effective February 20, 2008, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Stanford International Bank Ltd., our principal stockholder (“SIBL”), pursuant to which SIBL has agreed to purchase from us for an aggregate purchase price of $40,000,000 (i) up to 5,925,926 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”); and (ii) warrants granting to SIBL, and/or its assigns, the right to purchase up to 4,158,000 shares of our common stock (the “Warrants”). The shares of Series B Preferred Stock will, at the option of SIBL, be convertible, in whole or in part, into shares of our common stock at an initial conversion price of $6.75 per share. The Warrants are exercisable by SIBL and its assigns for seven years and have an exercise price of $0.001 per share. The sale of the Series B Preferred Stock and the Warrants was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder.

The Series B Preferred Stock shall be funded in increments of $2 million on a weekly basis for 20 weeks, with the first increment to be funded within the first week following the appointment of Mr. Pedro Rafael Pizarro as Chief Executive Officer of the Company, as described below. Each Series B funding will be subject to various conditions including that Mr. Pizarro then hold the position of Chief Executive Officer of the Company. The proceeds received by us pursuant to the Purchase Agreement are to be used (i) to make strategic acquisitions; (ii) to augment our product portfolio to include enhanced managed and infrastructure services; and (iii) for general working capital needs.

Pursuant to the terms of the Purchase Agreement, we will enter into a Registration Rights Agreement with SIBL pursuant to which we will agree to prepare and file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) upon ninety days prior written notice from SIBL. The Registration Statement will register the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

In consideration for facilitating the investment by SIBL into eLandia, the Company will pay Stanford Group Company, an affiliate of SIBL (“SGC”), a fee of $250,000.

In connection with the transaction with SIBL and the consideration paid to SGC, and because SIBL is our principal stockholder, we obtained a fairness opinion from vFinance, Inc. as to the fairness, from a financial point of view, of (i) the compensation to be received by SGC for its services in connection with these transactions, (ii) the conversion price of the Series B Preferred Stock and the exercise price of the Warrants, and (iii) the number of Warrants to be issued to SIBL.

The foregoing is merely a summary of the terms and conditions of the transactions described above and does not purport to be a complete discussion of such transactions. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Purchase Agreement attached as an exhibit to this Current Report and incorporated by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is hereby made to the sale of the Series B Preferred Stock and Warrants as described in Item 1.01 above.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensation Arrangements for Certain Officers.

On February 15, 2008, the Company signed an Executive Employment Agreement (the “Employment Agreement”) with Pedro Rafael Pizarro, pursuant to which Mr. Pizarro will serve as the Company’s President, effective March 10, 2008. Mr. Pizarro will begin serving as Chief Executive Officer and principal executive officer promptly upon the Company filing its Annual Report on Form 10-K with the SEC. The Employment Agreement is for a four-year term, unless terminated sooner; thereafter, the Employment Agreement shall automatically renew for successive one-year terms.

Mr. Pizarro currently serves as the President and Chief Executive Officer of Telefonica USA, Inc. Prior to joining Telefonica in 2002, he served as the President and CEO of Esavio Services Corporation, a network integration and managed services consulting company based in Philadelphia, Pennsylvania. Mr. Pizarro holds a bachelor’s of business degree in accounting from the University of Miami and an MBA from the Kellogg School of Management at Northwestern University.

Under the terms of the Employment Agreement, Mr. Pizarro will receive an annual base salary of $375,000 and he may also receive an annual performance bonus of up to 100% of his base salary, based upon a written bonus plan to be approved by the Company’s Board of Directors. Mr. Pizarro was granted an inducement stock option to purchase 3,122,000 shares of Company common stock. The option has a four-year term (with the shares vesting monthly) and an exercise price equal to $3.07 per share. Mr. Pizarro was also granted a stock award of 750,000 restricted shares which shares will vest monthly over a four-year period. Mr. Pizarro will also receive a signing bonus in the amount of $450,000 upon the earlier of (i) one week after he is appointed Chief Executive Officer of the Company, or (ii) May 31, 2008.

In the event the Employment Agreement is terminated by the Company without Cause (as defined therein), Mr. Pizarro will be entitled to two years of severance pay, including benefits, promptly (but not later than 30 days) following termination. In the event that Mr. Pizarro is terminated without Cause or he resigns within twelve months of a “Change in Control” as defined in the Employment Agreement, Mr. Pizarro will be entitled to the same severance pay which he would be entitled if the Employment Agreement were terminated without Cause.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Preferred Stock Purchase Agreement, dated February 20, 2008, by and between eLandia and SIBL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL, INC.
Dated: February 22, 2008
	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Preferred Stock Purchase Agreement, dated February 20, 2008, by and between eLandia and SIBL.